UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☒	Soliciting Material Pursuant to §240.14A-11(c) or §240.14A-2
Image Entertainment, Inc.

(Name of Registrant as Specified In Its Charter)
Lions Gate Entertainment Corp.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On September 7, 2006, Lions Gate Entertainment Corp. (the “Reporting Person”) filed with the Securities and Exchange Commission an amendment to its Schedule 13D with respect to its ownership of shares of Image Entertainment, Inc. (the “Company”). The amendment contained the following statements in its Item 4 disclosure:
Item 4. Purpose of the Transaction
Item 4 of the Schedule 13D is hereby amended to add the following:
“Image Entertainment, Inc. (“Image”) announced on August 31, 2006 that it privately placed $17 million of convertible debt, convertible at $4.25 per share, and warrants to acquire 1 million shares at $4.25 per share. Among other terms, the convertible notes provide holders a change of control redemption right at a minimum 20% premium to face value. This sale follows on the heels of a grant of 3.4 million shares to Relativity Media (“Relativity”) in a transaction with questionable economic benefits under an agreement that has not been publicly filed. Image has disclosed, however, that the performance objectives otherwise required to be achieved in connection with the release to Relativity of 2.8 million of these shares are ignored in the event of a change of control. In less than three weeks, Image has announced the issuance of 8.4 million shares and share equivalents representing as much as a 39% increase in Image’s currently outstanding shares.
The combined effect of these transactions is to substantially dilute the interests of existing stockholders — and to do so in the face of an imminent stockholder referendum on the Company’s direction. The Reporting Person believes the size and terms of these issuances supports its belief that the current Image board in not acting in the best interests of Image’s stockholders to evaluate Image’s business and strategic alternatives to maximize value to all Images’ stockholders. Management and the Image board appear to be primarily concerned with rapidly implementing impediments to change and placing large blocks of equity prior to receiving stockholder input at the Annual Meeting in October.
The Reporting Person communicated to Image on August 29, 2006 that it was aware of rumors that Image was actively trying to issue a substantial block of equity or convertible debt and alluding to some of the concerns outlined above. Image proceeded with the convertible debt transaction despite the Reporting Person’s concerns.”
IMPORTANT INFORMATION
The Reporting Person filed a proxy statement with the Securities and Exchange Commission on September 5, 2006 and an accompanying proxy card to be used to solicit proxies for the election of the Nominees at the 2006 Annual Meeting.
SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE REPORTING PERSON FROM STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2006 ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE AT NO CHARGE AT THE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV AND IS EXPECTED TO BE MAILED TO STOCKHOLDERS OF THE COMPANY ON OR ABOUT SEPTEMBER 10, 2006. INFORMATION RELATING TO THE REPORTING PERSON AND THE NOMINEES AND THEIR DIRECT AND INDIRECT INTERESTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT FILED BY THE REPORTING PERSON WITH THE SECURITIES AND EXCHANGE COMMISSION.
Information relating to the nominees is contained in the Schedule 14A filed by the Reporting Person on September 5, 2006.